October 29, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2009

•	Third Quarter Net Loss Per Share: of ($0.45) or ($12.6 million) mainly due to $22 million provision for loan losses compared to net income per share of $0.01 or $0.3 million a year-ago.
•	Total Deposits: up 4.8% compared to a year-ago primarily in time deposits.
•	Credit Quality: Reserve for credit losses at 3.21% of total loans; non-performing assets (NPA’s) at $197.3 million down from $204.1 million for linked-quarter.
•	Total Loans: down 18.2% compared to a year-ago on strategic reduction initiative.
•	Interest Bearing Balances held at Federal Reserve Bank: of approximately $294.3 million or 13% of total assets to enhance liquidity.
•	Net Interest Margin: 3.13% vs. 3.52% in the linked-quarter mainly due to the affects of increased average balances held at Federal Reserve Bank.

BEND, Oregon, October 29/PRNewswire-First Call/—Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported a third quarter 2009 net loss of ($12.6 million) or ($0.45) per share compared to net income of $0.3 million or $0.01 per share for the year-ago quarter primarily due to elevated loan loss provision expense, decreased net interest income, and an increase in noninterest expense due to Other Real Estate Owned (OREO) valuation charges.

Patricia L. Moss, CEO, stated “Our Company continues to work through and respond to economic and industry pressures. Our third quarter 2009 loss was driven by higher loan loss provision expense and OREO valuation charges, which reflects continued deterioration of appraised property values underlying certain loans hard hit by this economic cycle. We remain appreciative of the loyalty of our customers and community and our proven ability to safeguard their deposits has resulted in a stabilization of customer deposits. We remain focused on the successful execution of our strategic initiatives and are encouraged by the progress in place.”

Consistent with management strategic actions to lower outstanding loans, at September 30, 2009, Cascade’s loan portfolio declined to approximately $1.7 billion, down $374.0 million and $127.0 million compared to a year-ago and on a linked-quarter basis, respectively.  Total deposits at September 30, 2009, were $1.8 billion, up 4.8% compared to the year-ago quarter mainly as a result of increased customer time deposits, as well as from internet and brokered sources.  As to credit quality, the third quarter 2009 provision for loan losses totaled $22.0 million (pre-tax) with net loan charge-offs of $31.3 million (pre-tax)  primarily due to declining real estate appraised values backing collateral dependent loans. As compared to the prior year the Bank has increased its level of pooled and unallocated reserves in response to the challenging economic environment.  NPA’s showed signs of stabilization at $197.3 million down from $204.1 million for the linked-quarter while delinquent loans improved to 0.28% of the loan portfolio from 0.52% for the linked-quarter.

Net interest income decreased to $17.3 million for the third quarter of 2009 primarily due to reduced interest and loan fee income related to the decline in loan volumes and interest reversed and foregone on NPA’s.  Non-interest income for the third quarter of 2009 increased $2.6 million from the year-ago level primarily due to a one-time gain recorded on the sale of the Bank’s credit card merchant business of $3.2 million.  Non-interest expense for the third quarter of 2009 increased $12.0 million from the year-ago level primarily due to OREO valuation adjustments of approximately $9.0 million and FDIC insurance of $1.3 million for the quarter.

The net interest margin (NIM) was 3.13% for the third quarter of 2009 compared to 3.52% for the linked-quarter and 4.42% in the year-ago quarter.  The lower NIM was primarily due to increases in interest bearing balances held with the Federal Reserve Bank reducing the margin by approximately 32 basis points compared to the linked-quarter.  In addition, NIM was affected by approximately 7 basis points due to interest reversals and lost interest income related to NPA’s.

At September 30, 2009, the Company’s Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios were 4.22%, 5.38% and 8.61%, respectively, meeting the regulatory benchmarks for “adequately capitalized.”  These ratios include a reduction of 80 basis points in the Tier 1 leverage ratio and 102 basis points in the Tier 1 risk-based and total risked-based capital ratios related to a disallowance of $18.7 million or approximately 54% of the Company’s deferred tax assets based upon a regulatory accounting calculation standard that is not directly applicable under generally accepted accounting principles. Regulatory benchmarks for an “adequately-capitalized” designation are 4%, 4% and 8% for Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital, respectively; “well capitalized” benchmarks are 5%, 6%, and 10%, for Tier 1 leverage, Tier 1 risk-based capital and total risked-based capital, respectively.  However, pursuant to the regulatory order entered into with the Federal Deposit Insurance Corporation, the Bank is required to maintain a Tier 1 leverage ratio of at least 10% in order to be considered “well-capitalized.”

Cascade’s SEC filing of Form 10-Q for the third quarter of 2009 includes substantial detail and discussion as to the financial results and condition of Cascade as of and for the quarter ended September 30, 2009 and the reader is encouraged to review this filing by going to the investor relations tab at http://www.botc.com or request a copy from Debbie Bleile at DebbieB@botc.com, (541) 617 – 3513 or by mail at P.O. Box 369, Bend, Oregon 97709.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. In December 2008, Bank of the Cascades was named by the Portland Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties cause actual results to differ materially from those projected, including among others, the risk factors described in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) for the quarter ended September 30, 2009 as well as the following factors: our inability to comply in a timely manner with the cease and desist order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and current regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

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